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Exhibit 99.1

RWD Announces Resignation of David Yager as President of Latitude360

        COLUMBIA, MD—August 6, 2002—RWD Technologies, Inc. (Nasdaq: RWDT), a leading integrator of business and technology solutions, today announced that Dr. David Yager, President of RWD's Latitude360™ operating segment, has resigned for personal reasons. Dr. Yager's resignation will be effective on August 30, 2002. Dr. Robert W. Deutsch, RWD's Chairman and CEO, will assume the position of interim President of Latitude360. Jeffrey W. Wendel, Latitude360's Senior Vice President, will assume the role of Latitude360's Senior Vice President for Operations and report directly to Dr. Deutsch. Dr. Yager will continue to serve on the RWD Board of Directors.

        Dr. Yager joined RWD in 1999, as Director of the Applied Technology Laboratory and Vice President of Internet Technologies and Systems Integration. In 2000, he was appointed President of the newly formed Latitude360 division.

        "Dr. Yager joined RWD at a time when IT spending for RWD's services was severely cut by our large corporate clients," said Dr. Deutsch. "As a result, two years ago, the Company made a decision to invest in the development of University360™, an eLearning system that would satisfy the requirements of large companies and professional organizations. Dr. Yager successfully led this effort and RWD is now one of the few companies that can unequivocally state that we have four fully hosted platforms with zero deployment failures. RWD leveraged it's integration experience to develop University360, enabling RWD to establish a leadership position in the enterprise eLearning market where billions of dollars are projected to be spent over the next five years. Dr. Yager is leaving us with a legacy that will make a substantial contribution to the future success of RWD," Dr. Deutsch continued. "Over the next sixty days, I will work directly with Jeff Wendel and the Latitude team to ensure that Latitude360 maintains its reputation as a major player in the eLearning and eSolutions markets."

        In announcing his decision to resign, Dr. Yager stated, "I would like to thank everyone who has made my tenure a rewarding and enjoyable experience. Our history has been a successful one, with great client satisfaction, new and existing solutions, new products, and an incredibly brilliant workforce. We have proven again and again that we solve complex problems for our clients. I depart with great pride in knowing how bright the future is for Latitude360 and the rest of RWD."

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About RWD Technologies, Inc.

        RWD Technologies, Inc. (Nasdaq: RWDT), is a professional services and products company with headquarters in Columbia, Maryland, U.S.A., which provides a broad range of technology solutions to the business problems confronting Fortune 1000 companies. RWD has three operational segments: Performance Solutions, Enterprise Systems, and Latitude360. Established in 1988, RWD has approximately 900 employees located in 13 offices in the United States, 3 offices in Europe, and one office in both Canada and Singapore. RWD provides services that increase productivity and reduce operating costs for companies in more than 20 industries. Information about RWD can be found at the Corporation's World Wide Web site: www.rwd.com.

Copyright © 2002 RWD Technologies, Inc. All rights reserved.

        RWD and RWD Technologies, Inc. are registered trademarks, and RWD Technologies, Latitude360 and University360 are trademarks of RWD Technologies Inc.

Media Contact:
RWD Technologies, Inc.
Kenneth J. Rebeck,
Senior Vice President & COO
888-RWD-TECH
 krebeck@rwd.com

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  Exhibit 99.1
RWD Announces Resignation of David Yager as President of Latitude360